Exhibit 99.2

CONVERGYS NEWS RELEASE

Convergys Files 8K on Fox Appointment as President & CEO

(Cincinnati; February 12, 2010) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, announced on February 10 that it had appointed Jeff Fox its President and Chief Executive Officer.

In accordance with the rules of the NYSE Euronext, Convergys announces that it issued to Mr. Fox, on February 9, 2010, a grant of 300,000 stock options, 84,000 salary stock units, and 25,000 restricted stock units. The stock options are fully vested, have an exercise price per share of $10.88 and a five year term. Mr. Fox will vest in 7,000 salary stock units each month for 12 months starting February 2010, subject to Mr. Fox’s continued employment. The restricted stock units are fully vested on the grant date.

The employment inducement awards were approved by the independent directors of the Convergys Board of Directors without shareholder approval as an “employee inducement” award under the NYSE Euronext rules for listed companies.

Convergys filed Form 8K on this matter earlier today with the U.S. Securities and Exchange Commission.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span many countries and languages.

Convergys has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 83 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Public Relations

+1 513 723 3333 or john.pratt@convergys.com

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